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                                VOTING AGREEMENT

            VOTING AGREEMENT, dated as of October 28, 1997, by and between Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), and Dennis Alter, an individual who resides in the Commonwealth of Pennsylvania (the "Stockholder").

                              W I T N E S S E T H :

            WHEREAS, the Stockholder beneficially owns 3,400,570 shares of Class A Common Stock, par value 0.01 per share (the "Voting Common Stock"), of Advanta Corp., a Delaware corporation (the "Company") (the shares of Voting Common Stock beneficially owned by the Stockholder together with any shares of Voting Common Stock acquired by the Stockholder after the date hereof and prior to the record date of the Special Meeting (as hereinafter defined) upon exercise of options or otherwise are referred to herein as the "Shares"); and

            WHEREAS, Fleet and the Company have entered into a Contribution Agreement (the "Contribution Agreement") pursuant to which, among other things, the Company will contribute substantially all of the assets and liabilities of its consumer credit card business to a newly formed limited liability company of which Fleet and its affiliates will have a controlling interest; and

            WHEREAS, the Contribution Agreement provides that it is a condition precedent to the consummation of the transactions contemplated thereby that the Contribution Agreement be approved by the holders of shares of Voting Common Stock and Class A Preferred Stock, par value $1,000 per share, of the Company and the Board of Directors of the Company has agreed to convene a meeting of stockholders (the "Special Meeting") to consider and vote upon a resolution to approve and adopt the Contribution Agreement and the transactions contemplated thereby (the "Proposal"); and

            WHEREAS, as a condition to its willingness to enter into the Contribution Agreement, Fleet has requested that the Stockholder agree, and the Stockholder has agreed, to vote his Shares in favor of the Proposal at the Special Meeting.
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            NOW, THEREFORE, to induce Fleet to enter into the Contribution
Agreement and in consideration of the mutual covenants and agreements set forth herein, and intending to be bound hereby, the parties agree as follows:

            1. Voting of Shares; No Transfer of Shares; No Grant of Voting Rights. The Stockholder agrees at the Special Meeting to vote or cause to be voted in favor of the Proposal all of the Shares beneficially owned by the Stockholder. The Stockholder agrees that as long as this Agreement is in effect, he will not sell, assign or otherwise transfer or dispose of (by voting agreement or otherwise) any of the Shares and will not grant any proxies with respect to the voting of the Shares (except in furtherance of the provisions of the Contribution Agreement) or enter into a voting trust or other agreement with respect to the voting of any of such Shares. In addition, the Stockholder agrees that from the date hereof until this Agreement is terminated in accordance with its terms, he will not pledge or otherwise encumber the Shares in such a manner as to terminate his voting rights with respect to the Shares; provided, however, that it is agreed that the Stockholder has pledged and may continue to pledge the Shares to secure indebtedness of the Stockholder to an institutional lender under arrangements pursuant to which the pledgee does not have a right to vote the Shares until the occurrence of an event of default under the applicable loan documents.

            2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Fleet as follows:

                  (a) The Stockholder has the unrestricted right to vote the
            Shares in accordance with the terms of this Agreement.

                  (b) The Stockholder has full power and authority and legal capacity to enter into this Agreement and consummate the transactions contemplated hereby, and this Agreement constitutes the legal, valid and binding agreement of the Stockholder enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).


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                  (c) This Agreement covers all of the shares of Voting Common
            Stock beneficially owned by the Stockholder except for options to purchase shares of Voting Common Stock which were granted by the Company to the Stockholder (provided, however, that any Shares acquired by the Stockholder upon exercise of any such options after the date hereof and prior to the record date of the Special Meeting are covered by this Agreement).

                  (d) This Agreement and the execution and delivery hereof by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of any trust documents of the Stockholder, as applicable,
            (ii) result in a violation of or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instruments or obligations to which the Stockholder is a party or by which any of his property or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of his properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, or defaults which, either individually or in the aggregate, would not have a materially adverse effect on the financial condition of the Stockholder.

      3. Termination. This Agreement shall terminate on the earlier of (i) the closing of the transactions contemplated by the Contribution Agreement or (ii) the termination of the Contribution Agreement in accordance with its terms.

      4. Specific Performance. The parties hereto acknowledge and agree that if any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached, Fleet would not have an adequate remedy at law and would be irreparably harmed and that the damages therefor would be difficult to determine. It is accordingly agreed that Fleet shall be entitled to injunctive relief to prevent


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breaches of this Agreement by the Stockholder and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

      5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered in person or by next-day courier, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

      (a)   If to Fleet, to:

            Fleet Financial Group, Inc.
            One Federal Street, 37th Floor
            Boston, Massachusetts 02116
            Attention:  Brian T. Moynihan
                        Managing Director,
                        Strategic Planning and Corporate
                        Development
            Facsimile No.: (617) 346-0137


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            with a copy to:

            Fleet Financial Group, Inc.
            One Federal Street, 37th Floor
            Boston, Massachusetts 02116
            Attention:  Drew J. Pfirrman, Esq.
                        Associate General Counsel
            Facsimile No.: (617) 346-4284

            and a copy to:

            Edwards & Angell
            2700 Hospital Trust Tower, 28th Floor
            Providence, Rhode Island 02903
            Attention: V. Duncan Johnson, Esq.
            Facsimile No.: (401) 276-6611

      (b)   If to the Stockholder, to:

            Mr. Dennis Alter
            c/o Advanta Corp.
            Welsh and McKean Roads
            Spring House, Pennsylvania 19477
            Facsimile No.: (215) 444-6426

            with a copy to:

            Advanta Corp.
            Welsh and McKean Roads
            Spring House, Pennsylvania 19477
            Attention: Elizabeth Mai, General Counsel
            Facsimile No.: (215) 444-5915

            and a copy to:

            Wolf, Block, Schorr and Solis-Cohen LLP
            111 South 15th Street
            Philadelphia, Pennsylvania 19102
            Attention:  Herbert Henryson II, Esq.
            Facsimile No:  (215) 977-2334

or to such other address as the person to whom notice is given may have previously furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      6. Assignment. This Agreement shall not be assigned by operation of law or otherwise.


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      7. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law rules.

      9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

      10. Effect of Headings. The headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

      11. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.


                              [INTENTIONALLY BLANK]


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      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first above written.

                                    FLEET FINANCIAL GROUP, INC.


                                    By: /s/ Brian T. Moynihan
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                                    /s/ Dennis Alter
                                    -------------------------------------
                                    DENNIS ALTER


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